EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-287571, 333-219159, 333-203449, 333-208819, 333-131006 and 333-113314, etc.) and on Form S-3 (Nos. 333-271849 and 333-239479) of SmartFinancial, Inc. of our report dated March 16, 2026, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of SmartFinancial, Inc., appearing in this Annual Report on Form 10-K of SmartFinancial, Inc. for the year ended December 31, 2025.

/s/ Elliott Davis, PLLC

Raleigh, North Carolina

March 16, 2026